EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2015

Contact: Paul Richins	April 23, 2015
(801) 566-1200

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2015, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved results representing a solid start to meeting its previously announced goals for 2015, despite significant foreign currency exchange (FX) rate headwinds. The headwinds in U.S. Dollar terms reduced consolidated sales and had a leveraged negative effect on profits.

The following is a summary comparison of 1Q 2015 with 1Q 2014 income statement measures:

Sales:	+4%
Gross Profit:	+1%
Operating Income:	+1%
Net Income:	(2%)
Earnings Per Share:	(2%)

As UTMD states in its quarterly SEC Form 10-Q disclosures, ‘Because of the relatively short span of time, results for any given three month period in comparison with any previous three month period may not be indicative of comparative results for the year as a whole.’

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; and Euro = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

UTMD’s FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 1Q 2015 and 1Q 2014 follow:

	1Q 2015	1Q 2014	Change
GBP	1.514	1.655	( 8.5%)
Euro	1.119	1.372	(18.5%)
AUD	0.784	0.899	(12.8%)

UTMD’s FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2015 and the end of 1Q 2014 follow:

	1Q 2015	1Q 2014	Change
GBP	1.485	1.667	(11.0%)
Euro	1.074	1.377	(22.0%)
AUD	0.763	0.927	(17.8%)

UTMD’s profit margins remained strong despite the negative FX on about one-third of sales:

	1Q 2015 (JAN – MAR)	1Q 2014 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	59.7%	61.6%
Operating Profit Margin (operating profits/ sales):	37.9%	39.1%
EBT Margin (profits before income taxes/ sales):	35.8%	38.5%
Net Profit Margin (profit after taxes/ sales):	26.1%	27.7%

Sales.
Total consolidated 1Q 2015 UTMD sales were $406 higher than in 1Q 2014 (up 4%). In brief, comparing 1Q 2015 to 1Q 2014, U.S. domestic sales were much stronger and UK domestic GBP sales were much weaker, further leveraged down in USD terms by a stronger USD. Approximately one-third of UTMD’s sales are invoiced in foreign currencies. If 1Q 2015 foreign currency sales were converted to USD at the same FX rates as in 1Q 2014, 1Q 2015 total consolidated sales would have been an additional $397 higher, or up 8% overall compared to 1Q 2014.

Total international sales in 1Q 2015 were $130 lower (3%) than in 1Q 2014 because of the weaker foreign currencies. Using 1Q 2014 FX rates, 1Q 2015 international sales would have been $267 higher (+5%) rather than $130 lower. As a result of the FX rate changes, international sales were only 47% of total consolidated sales compared to 51% in 1Q 2014. International sales exported from the U.S. in fixed USD terms were up 16%, while international sales by UTMD’s foreign subsidiaries converted to USD terms were down 9%. International sales by UTMD foreign subsidiaries in USD terms using the same FX rates as in 2014 would have been up 2% rather than down 9%.

Trade sales are sales to third parties, excluding sales from one UTMD entity to another. Ireland subsidiary 1Q 2015 trade sales were up $547 (+91%). The large increase resulted from $342 sales of blood pressure monitoring (BPM) kits to UTMD’s China distributor, and $387 in shipments of Filshie Sterishot kits, now manufactured by UTMD Ireland, directly to international customers located outside the UK, neither of which occurred in 1Q 2014 Ireland trade sales. Although Ireland domestic sales were up 9% in Euro terms, they were down 11% in USD terms because of the weaker Euro.

Trade sales by UTMD’s UK subsidiary, Femcare-Nikomed Ltd, were down overall by $493 (14% lower). Sales of Sterishot kits to international customers outside the UK which were included in UK sales in 1Q 2014 were shipped directly from Ireland in 1Q 2015. UK domestic sales were down $236 (22% lower) in part due to the 9% weaker GBP, and sales to Femcare’s U.S. distributor of the Filshie Clip System (which are included in the U.S. domestic sales category) were up $270 (22% higher).

Sales by UTMD’s Australia subsidiary, Femcare Australia Pty Ltd, in 1Q 2015 were 5% lower in AUD terms than in 1Q 2014, but because of the weaker AUD, were down $121 (17% lower) in USD.

U.S. domestic sales were up $536 (11% higher) in 1Q 2015 compared to 1Q 2014. Direct sales of devices to U.S. user facilities were up $115 (4% higher). In addition to Filshie Clip System sales to its U.S. distributor up $270 (22% higher), UTMD’s sales of components and finished devices to other U.S. companies for use in their products (OEM customers) were up $150 (31% higher).

Gross Profit.
UTMD’s gross profit margin (GPM), gross profits divided by consolidated sales, at 61.6% in 1Q 2014 was higher than for the full year of 2014 at 60.5%. With a stronger USD, the consolidated GPM is squeezed, assuming that unit prices invoiced in foreign currencies are kept constant, because raw materials and finished devices sold to UTMD’s foreign subsidiaries in fixed USD increase the cost of goods sold by the foreign subsidiary. In addition, 1Q 2015 product mix was less favorable than 1Q 2014. BPM kits sales to UTMD’s China distributor, at a low GPM, were 3.3% of total consolidated sales in 1Q 2015 compared to none in 1Q 2014. Given the substantially lower FX rates and less favorable product mix, the 1Q 2015 GPM of 59.7% was better than expected.

Operating Income.
Operating expenses, comprised of general and administrative (G&A), sales and marketing (S&M) and product development (R&D) expenses, were $2,235 in 1Q 2015 (21.8% of sales) compared to $2,207 in 1Q 2014 (22.5% of sales). The lower ratio of operating expenses to sales was due to about the same consolidated USD expenses with higher consolidated sales. In this case, the lower FX rates were helpful, as 1Q 2015 operating expenses of UTMD’s foreign subsidiaries in the aggregate would have been $115 higher using 1Q 2014 FX rates.

Consolidated G&A expenses were $1,507 (14.7% of sales) in 1Q 2015 compared to $1,542 (15.7% of sales) in 1Q 2014. The G&A expenses in 1Q 2015 included $611 (6.0% of sales) of non-cash expense from the amortization of identifiable intangible assets resulting from the Femcare acquisition, which were $668 (6.8% of sales) in 1Q 2014. The lower USD amortization expense was the result of a stronger USD, as the amortization expense was GBP 404 in both periods.

S&M expenses were $573 (5.6% of sales) in 1Q 2015 compared to $542 (5.5% of sales) in 1Q 2014. S&M expenses in 1Q 2015 included $68 MDET, $2 higher than in 1Q 2014 due to higher U.S. domestic sales of medical devices. The U.S. Medical Device Excise Tax (MDET), imposed as a component of the Patient Protection and Affordable Care Act (Obamacare), is levied as 2.3% of domestic sales of medical devices.

R&D expenses were $156 (1.5% of sales) compared to $123 (1.2% of sales) in 1Q 2014.

Operating income in 1Q 2015 was $3,877 compared to $3,843 in 1Q 2014 (0.9% higher), despite a GPM that was 1.8 percentage points lower than in the previous year’s 1Q period. UTMD’s 1Q 2015 operating profit margin (OPM), operating income divided by sales, was 37.9% compared to 39.1% in 1Q 2014.

Income Before Tax.
Income before taxes (EBT) results from subtracting net non-operating expense (NOE) from operating income. Consolidated 1Q 2015 EBT was $3,668 compared to $3,782 in 1Q 2014. The $114 lower EBT can be attributed to a $177 loss on the remeasured value of Euro cash balances in the UK, which dropped by more than 11% in value relative to the USD at the end of 1Q 2015 from the end of 4Q 2014. Consolidated UTMD EBT margins (EBT divided by sales) were 35.8% in 1Q 2015 compared to 38.5% in 1Q 2014. The lower EBT margin is due to the lower GPM and the remeasured currency loss.

NOE includes 1) loan interest, 2) bank fees and 3) losses from remeasuring the value of Euro cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, minus non-operating income from 1) rent of underutilized property, 2) investment income and 3) royalties received from licensing the Company’s technology. Net NOE in 1Q 2015 was $209 compared to $61 in 1Q 2014. The total loss on remeasured foreign currency balances in 1Q 2015 was $168 compared to none in 1Q 2014. The loans obtained to help finance the acquisition of Femcare in 1Q 2011 were fully repaid in 1Q 2015 at an expense of $65 including accrued interest and bank fees. Looking forward to the remainder of 2015, this portion of NOE will be zero. In 1Q 2014, the interest expense on bank debt was $87.

The EBT of Utah Medical Products, Ltd (Ireland) was Euro 751 in 1Q 2015 compared to Euro 88 in 1Q 2014. The EBT of Femcare Group Ltd (Femcare-Nikomed, Ltd., UK and Femcare Australia) was GBP 945 in 1Q 2015 compared to GBP 1,159 in 1Q 2014. The respective EBT margins of UTMD Ltd. (Ireland) were 43.5% in 1Q 2015 and 18.6% in 1Q 2014, and of Femcare Group were 37.6% in 1Q 2015 and 41.2% in 1Q 2014.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2015 consolidated EBT excluding the remeasured bank balance currency loss and interest expense (“adjusted consolidated EBITDA”) were $4,698, about the same as the $4,713 consolidated EBITDA in 1Q 2014 despite the significant FX headwinds. Management believes that this operating performance provides a good start to achieving its financial objectives for the year 2015, as previously provided in its 2014 SEC 10-K Report.

Net Income.
Net Income in 1Q 2015 of $2,667 was also close to the net income of $2,722 in 1Q 2014, despite the impact of FX rates on sales and GPM, and the remeasured foreign currency loss. UTMD’s net profit margin (NPM), net income divided by consolidated sales, was 26.1% in 1Q 2015 and 27.7% in 1Q 2014. The average consolidated income tax provisions (as a % of EBT) in 1Q 2015 and 1Q 2014 were 27.3% and 28.0%, respectively.

UTMD’s combined state and federal income tax provision rate in the U.S. after all allowable deductions was 34.2% in 1Q 2015 compared to 33.9% in 1Q 2014. The corporate income tax rate in the UK was 21% in 1Q 2015 compared to 23% in 1Q 2014. As of April 1, 2015, the UK corporate tax rate will be reduced again, from 21% to 20%, which will further benefit UTMD’s NPM during the remainder of 2015. The income tax rate in Australia remained 30% in both periods. The UTMD Ltd (Ireland) tax rate on export profits remains 12.5%.

Earnings per share (EPS).
EPS in 1Q 2015 were about one cent lower than in 1Q 2014. Earnings per share for the most recent twelve months were $3.00. Diluted shares used to calculate EPS decreased to 3,776,400 in 1Q 2015 from 3,786,700 in 1Q 2014 despite a higher average share price and employee option exercises which are factors that increase dilution, as a result of 22,200 shares repurchased after the end of 1Q 2014. The number of shares added as a dilution factor in 1Q 2015 was 26,100 compared to 37,000 in 1Q 2014.

Outstanding shares at the end of 1Q 2015 were 3,752,600. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. The total number of outstanding unexercised employee and outside director options at March 31, 2015 was 83,900 shares at an average exercise price of $37.29/ share, including shares awarded but not vested. This compares to 74,900 unexercised option shares outstanding at March 31, 2014 at an average exercise price of $27.94/ share.
During both 1Q 2015 and 1Q 2014, UTMD did not repurchase its shares in the open market. The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 1Q 2015 was $59.86 compared to $60.05 at the end of calendar year 2014, and $57.83 at the end of 1Q 2014.

Balance Sheet.
As of March 31, 2015, UTMD is debt free, four years after borrowing $26.9 million to help finance the acquisition of Femcare Group, Ltd. Compared to a year earlier, in addition to paying off $8.1 million of debt, cash and investments increased $1.1 million to $16.2 million, and Stockholders’ Equity increased $0.9 million after cash payments of dividends to shareholders of $3.8 million (which reduce Stockholders’ Equity). At March 31, 2015, net Intangible Assets were 54.2% of total consolidated assets compared to 57.5% a year earlier.

Foreign subsidiary assets and liabilities, when consolidated in USD terms, were reduced 11%-22% compared to a year ago, according to the table above.

Financial ratios as of March 31, 2015 which may be of interest to shareholders follow:

1)	Current Ratio = 5.0
2)	Days in Trade Receivables (based on 1Q 2015 sales activity) = 37
3)	Average Inventory Turns (based on 1Q 2015 CGS) = 3.4
4)	2015 YTD ROE (before dividends) = 17%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government healthcare “reforms”, the Company’s ability to efficiently manufacture, market, and sell its products, and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in hundreds of countries around the world as the standard for obtaining optimal long term outcomes for their patients. For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31 (in thousands except earnings per share):
	1Q 2015	1Q 2014	Percent Change
Net Sales	$10,233	$9,827	+4.1%
Gross Profit	6,112	6,050	+1.0%
Operating Income	3,877	3,843	+0.9%
Income Before Tax	3,668	3,782	(3.0%)
Net Income	2,667	2,722	(2.0%)
Earnings Per Share	$0.706	$0.719	(1.8%)
Shares Outstanding (diluted)	3,776	3,787

BALANCE SHEET (in thousands)	(unaudited) MAR 31, 2015	(audited) DEC 31, 2014	(unaudited) MAR 31, 2014
Assets
Cash & Investments	$16,157	$19,332	$15,089
Accounts & Other Receivables, Net	5,013	4,703	5,075
Inventories	4,850	4,872	5,292
Other Current Assets	769	768	876
Total Current Assets	26,789	29,675	26,332
Property & Equipment, Net	7,728	8,236	8,904
Intangible Assets, Net	40,858	43,165	47,658
Total Assets	$75,375	$81,076	$82,894

Liabilities & Stockholders’ Equity
A/P & Accrued Liabilities	$5,359	$5,077	$4,478
Current Portion of Notes Payable	-0-	3,894	4,068
Total Current Liabilities	5,359	8,971	8,546
Notes Payable (excluding current portion)	-0-	973	4,067
Deferred Tax Liability – Intangibles	5,190	5,581	6,394
Deferred Revenue and Income Taxes	985	995	949
Stockholders’ Equity	63,841	64,556	62,938
Total Liabilities & Stockholders’ Equity	$75,375	$81,076	$82,894